Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES SEPTEMBER 30, 2022 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER 2022 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — October 25, 2022 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.48 per share. The fourth quarter dividend is payable on December 29, 2022 to stockholders of record as of December 15, 2022. The Board of Directors previously declared on February 9, 2022 an additional dividend of $0.03 per share, subject to the satisfaction of certain Maryland law requirements, payable on December 29, 2022 to stockholders of record as of December 15, 2022.

SEPTEMBER 30, 2022 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2022.

OPERATING RESULTS

	Q3-22(1)			Q3-21(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share		Total Amount	Per Share
Core EPS(3)		$0.50			$0.47
GAAP net income per share(2)(4)		$0.21			$0.73
Net investment income(2)	$288	$0.57		$184	$0.40
Net realized gains (losses)(2)	$—	$—		$149	$0.33
Net unrealized gains (losses)(2)	$(184)	$(0.36)		$1	$—
GAAP net income(2)(4)	$104	$0.21		$334	$0.73
Dividends declared and payable		$0.46	(5)		$0.41

	As of
(dollar amounts in millions, except per share data)	September 30, 2022	December 31, 2021
Portfolio investments at fair value	$21,339	$20,009
Total assets	$22,038	$20,843
Stockholders’ equity	$9,436	$8,868
Net assets per share	$18.56	$18.96
Debt/equity ratio	1.27x	1.26x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended September 30, 2022 and 2021 were approximately 503 million and 453 million, respectively.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(4)In the first quarter of 2022, Ares Capital adopted Accounting Standards Update (ASU) 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three months ended September 30, 2022 was $0.21. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three months ended September 30, 2022 was approximately 523 million, which includes approximately 20 million shares related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior period presented was not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior period presented was the same as the basic GAAP net income per share amount.

(5)Includes an additional dividend of $0.03 per share paid in the third quarter ended September 30, 2022 to stockholders of record as of September 15, 2022.

“Our third quarter core earnings increased 9% sequentially driven by the benefits of rising interest rates and the continued credit stability in our portfolio,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “With the prospects of continued increases in interest rates coupled with the stability in our portfolio and our strong capital position, we believe we will be in a position to generate a higher level of core earnings for the foreseeable future. Therefore, we are raising our regular quarterly dividend by 12% to $0.48 per share, which represents our third increase this year.”

“Our available capital and liquidity position continue to be an important competitive advantage for the company,” said Penni Roll, Chief Financial Officer of Ares Capital. “With low-cost unsecured notes accounting for over 70% of our debt financing coupled with limited near term debt maturities, we believe our balance sheet strength positions us to perform well in the current market environment.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q3-22	Q3-21
Portfolio Activity During the Period:
Gross commitments	$2,242	$3,110
Exits of commitments	$1,996	$2,263

Portfolio Information:
	As of
	September 30, 2022	December 31, 2021
Portfolio investments at fair value	$21,339	$20,009
Fair value of accruing debt and other income producing securities(6)	$19,161	$18,182
Number of portfolio company investments	458	387
Percentage of floating rate securities at fair value(7)	73%	77%
Weighted average yield on debt and other income producing securities(8):
At amortized cost	10.7%	8.7%
At fair value	10.8%	8.7%
Weighted average yield on total investments(9):
At amortized cost	9.6%	7.9%
At fair value	9.7%	7.9%

Asset class percentage at fair value
First lien senior secured loans	45%	47%
Second lien senior secured loans	18%	23%
Subordinated certificates of the SDLP	5%	5%
Senior subordinated loans	5%	4%
Preferred equity	10%	8%
Ivy Hill Asset Management, L.P.(10)	9%	5%
Other equity	8%	8%

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(6)Including the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”)

(7)Including Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(8)Weighted average yield on debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(9)Weighted average yield on total investments is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(10)Includes Ares Capital’s equity and subordinated loan investments in IHAM, as applicable.

In the third quarter of 2022, Ares Capital made new investment commitments of approximately $2.2 billion, including $342 million of new investment commitments to IHAM, of which approximately $1.9 billion were funded. New investment commitments included 13 new portfolio companies and 26 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”), and its clients, to fund first lien senior secured loans. As of September 30, 2022, 224 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $2.2 billion in new commitments made during the third quarter of 2022, 62% were in first lien senior secured loans, 5% were in second lien senior secured loans, 4% were in were subordinated certificates of the SDLP, 9% were in preferred equity, 15% were for Ares Capital’s investment in IHAM and 5% were in other equity. Of these commitments, 81% were in floating rate debt securities, of which 91% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the third quarter of 2022, Ares Capital funded approximately $212 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the third quarter of 2022, Ares Capital exited approximately $2.0 billion of investment commitments, including approximately $860 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 70% were first lien senior secured loans, 17% were second lien senior secured loans, 3% were preferred equity, 9% were Ares Capital’s investment in IHAM and 1% were other equity. Of the approximately $2.0 billion of exited investment commitments, 89% were floating rate, 7% were on non-accrual status, 3% were fixed rate and 1% were non-income producing.

As of September 30, 2022 and December 31, 2021, the weighted average grade of the portfolio at fair value was 3.2 and 3.1, respectively, and loans on non-accrual status represented 1.6% of total investments at amortized cost (or 0.9% at fair value) and 0.8% at amortized cost (or 0.5% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I - Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations— Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission (“SEC”) on October 25, 2022.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2022, Ares Capital had $257 million in cash and cash equivalents and $11.9 billion in total aggregate principal amount of debt outstanding ($11.8 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.3 billion available for additional borrowings under its existing credit facilities as of September 30, 2022.

During the three months ended September 30, 2022, Ares Capital issued and sold approximately 2.8 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $55.5 million, after giving effect to sales agents’ commissions and certain offering expenses.

In August 2022, Ares Capital completed a public underwritten equity offering pursuant to which Ares Capital sold 9.2 million shares of common stock at a price of $19.00 per share to the participating underwriters, with net proceeds totaling approximately $174.4 million, after giving effect to offering expenses.

THIRD QUARTER 2022 DIVIDEND PAID AND 2022 DECLARED ADDITIONAL DIVIDENDS

On July 26, 2022, Ares Capital announced that its Board of Directors declared a third quarter 2022 dividend of $0.43 per share for a total of approximately $219 million. On February 9, 2022, Ares Capital announced that its Board of Directors declared an additional third quarter dividend of $0.03 per share for a total of approximately $15 million. The third quarter dividends were paid on September 30, 2022 to stockholders of record as of September 15, 2022.

On February 9, 2022, Ares Capital also announced that its Board of Directors declared an additional dividend of $0.03 per share to be distributed in the fourth quarter of 2022. The fourth quarter 2022 additional dividend of $0.03 per share will be payable on December 29, 2022 to stockholders of record as of December 15, 2022. Payment of the additional December 29, 2022 dividend is subject to the satisfaction of certain Maryland law requirements.

RECENT DEVELOPMENTS
From October 1, 2022 through October 20, 2022, Ares Capital made new investment commitments of approximately $1.1 billion, of which $1.0 billion were funded. Of these new commitments, 68% were in first lien senior secured loans, 31% were in second lien senior secured loans and 1% were in other equity. Of the approximately $1.1 billion of new investment commitments, 98% were floating rate, 1% were non-income producing and 1% were on non-accrual status. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.0% and the weighted average yield on total investments funded during the period at amortized cost was 10.9%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From October 1, 2022 through October 20, 2022, Ares Capital exited approximately $418 million of investment commitments, including $6 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 77% were first lien senior secured loans, 20% were preferred equity and 3% were second lien senior secured loans. Of the approximately $418 million of exited investment commitments, 80% were floating rate and 20% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 10.0% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.0%. Of the approximately $418 million of investment commitments exited from October 1, 2022 through October 20, 2022, Ares Capital recognized total net realized gains of approximately $8 million, with no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of October 20, 2022, Ares Capital had an investment backlog and pipeline of approximately $605 million and $0, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, October 25, 2022 at 10:00 a.m. (Eastern Time) to discuss its quarter ended September 30, 2022 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (844) 200-6205. International callers can access the conference call by dialing +1 (929) 526-1599. All callers will need to enter access code 275474. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 8, 2022 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (866) 813-9403 and to international callers by dialing +44 204 525 0658. For all replays, please reference access code 265938. An archived replay will also be available through November 8, 2022 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest publicly traded BDC by market capitalization as of September 30, 2022. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of rising interest rates in response to inflation, the war in Russia and Ukraine and the ongoing COVID-19 pandemic, which have resulted in significant market volatility impacting our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $21,469 and $19,810, respectively)	$21,339	$20,009
Cash and cash equivalents	257	372
Restricted cash	105	114
Interest receivable	160	142
Receivable for open trades	21	80
Other assets	135	99
Operating lease right-of-use asset	21	27
Total assets	$22,038	$20,843
LIABILITIES
Debt	$11,816	$11,020
Base management fees payable	78	69
Income based fees payable	63	67
Capital gains incentive fees payable	72	161
Interest and facility fees payable	76	100
Payable to participants	105	114
Payable for open trades	141	216
Accounts payable and other liabilities	139	111
Secured borrowings	79	74
Operating lease liabilities	33	43
Total liabilities	12,602	11,975
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 700 and 600 common shares authorized, respectively; 508 and 468 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	9,370	8,553
Accumulated undistributed earnings	66	315
Total stockholders’ equity	9,436	8,868
Total liabilities and stockholders’ equity	$22,038	$20,843
NET ASSETS PER SHARE	$18.56	$18.96

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
INVESTMENT INCOME
Interest income from investments	$385	$317	$1,014	$911
Dividend income	107	54	314	158
Capital structuring service fees	32	59	94	190
Other income	13	12	34	32
Total investment income	537	442	1,456	1,291

EXPENSES
Interest and credit facility fees	120	94	314	267
Base management fees	78	65	226	184
Income based fees	63	53	171	158
Capital gains incentive fees	(37)	30	(64)	133
Administrative fees	3	4	9	11
Other general and administrative	8	7	20	18
Total expenses	235	253	676	771
NET INVESTMENT INCOME BEFORE INCOME TAXES	302	189	780	520
Income tax expense, including excise tax	14	5	37	21
NET INVESTMENT INCOME	288	184	743	499
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	—	149	55	267
Net unrealized gains (losses)	(184)	1	(324)	462
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(184)	150	(269)	729
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	(48)	(43)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$104	$334	$426	$1,185
NET INCOME PER COMMON SHARE:
Basic	$0.21	$0.73	$0.86	$2.68
Diluted	$0.21	$0.73	$0.86	$2.68
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	503	453	492	441
Diluted	523	453	512	441

SCHEDULE 1

Reconciliations of Core EPS to basic GAAP net income per share

Reconciliations of Core EPS to basic GAAP net income per share, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2022 and 2021 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Core EPS(1)	$0.50	$0.47	$1.39	$1.43
Net realized and unrealized gains (losses)(2)	(0.36)	0.33	(0.65)	1.55
Capital gains incentive fees attributable to net realized and unrealized gains and losses(2)	0.07	(0.07)	0.13	(0.30)
Income tax expense related to net realized gains and losses(2)	—	—	(0.01)	—
GAAP net income per share(2)(3)	$0.21	$0.73	$0.86	$2.68
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(1)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three and nine months ended September 30, 2022 were approximately 503 million and 492 million, respectively, and approximately 453 million and 441 million, respectively, for the comparable periods in 2021.

(3)In the first quarter of 2022, Ares Capital adopted ASU 2020-06, which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three and nine months ended September 30, 2022 was $0.21 and $0.86, respectively. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three and nine months ended September 30, 2022 was approximately 523 million and 512 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior periods presented were not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior periods presented are the same as the basic GAAP net income per share amount.